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EXHIBIT 10.23

DAVID V. CREEL EMPLOYMENT AGREEMENT
DATED JUNE 15, 2000

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

    This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made as of this 15th day of June 2000, by and between GeoPetro Resources Company, a California corporation ("Company") and David V. Creel ("Employee").

RECITALS

    A.  Company and Employee are parties to that certain Employment Agreement dated April 28, 1998 (the "Original Agreement"), pursuant to which Employee agreed to provide certain services to Company and Company agreed to employ Employee as Vice President of Exploration of Company.

    B.  The term of the Original Agreement was for two years, from June 1, 1998 through May 31, 2000, continuing on a month-to-month basis thereafter.

    C.  The parties hereto now wish to amend the Original Agreement to extend the term thereof for a definite term and to reflect such other changes as indicated herein.

    NOW, THEREFORE, Company and Employee hereby agree as follows:

    1.  Effective Date.  The effective date of this Amendment shall be June 1, 2000 (the "Amendment Effective Date").

    2.  Amendment of Original Agreement.  The parties hereby amend the Original Agreement as follows:

      (a)  Term.  Section 5 of the Original Agreement shall be deleted and replaced in full with the following:

        5.  Term.  Subject to earlier termination as provided in this Agreement, Employee shall be employed for a three-year term commencing on the Amendment Effective Date (the "Term").

      (b)  Salary.  Section 6 of the Original Agreement shall be deleted and replaced in full with the following:

        6.  Salary.  Commencing on the Amendment Effective Date, Company shall pay a base salary to Employee (the "Base Salary") at the rate of One Hundred Eight Thousand Dollars ($108,000) per year, payable in equal monthly installments of Nine Thousand Dollars ($9,000) in accordance with Company's standard payroll practices. Employee agrees that the Base Salary shall not be increased during the Term.

      (c)  Additional Benefits.  The first two (2) sentences of Section 8 of the Original Agreement are hereby deleted.

      (d)  Termination Prior to Expiration of Term.  Section 9 of the Original Agreement shall be deleted and replaced in full with the following:

        9.  Termination Prior to Expiration of Term and Effects of Such Termination.

          (a) Notwithstanding any other provision of this Agreement, Company shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

             (i) For Cause (as hereinafter defined) upon the good faith determination by Company's President that Cause exists for the termination of the employment relationship. For purposes of this Agreement, termination for "Cause" shall mean termination by action of Company's President because of Employee's (A) final conviction of a felony or a misdemeanor involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); (B) willful refusal without proper legal cause to perform Employee's duties and responsibilities; or (C) willfully engaging in conduct which Employee has or should have reason to know may be materially injurious to Company. In case of (C), such termination shall be effected by at least thirty (30) days' prior written notice thereof delivered by Company to Employee; provided, however, that if within seven (7) days following the date of such notice, Employee shall cease to engage in such conduct and shall use Employee's best efforts to perform his duties and responsibilities hereunder, then the termination shall not be effective;

            (ii) Without Cause, in the sole discretion of the President of Company;

            (iii) Upon Employee's death; or

            (iv) Upon Employee's becoming incapacitated by accident, sickness, or other circumstance which renders him mentally or physically incapable of performing at a level of at least eighty percent (80%) the duties and services required of Employee.

          (b) Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term upon a material breach by Company of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Company.

          (c) If Employee's employment hereunder shall be terminated by Company for Cause as described in Section 9(a)(i)) prior to expiration of the Term, Employee shall be entitled to receive the Base Salary earned by Employee through the date of termination. Employee may, at his option, exercise any vested stock options within thirty (30) days of termination, and thereafter such options shall be terminated. All unvested options shall be forfeited.

          (d) If Employee's employment hereunder shall be terminated by Company without Cause (as described in Section 9(a)(ii)) prior to expiration of the Term, Employee shall be entitled to receive payments equal to the lesser of (i) three (3) months' Base Salary, or (ii) Base Salary through the remainder of the Term, either of which shall be payable in accordance with Company's standard payroll practices for currently employed employees. In addition, all of Employee's unvested options shall become immediately vested and exercisable.

          (e) If Employee's employment hereunder shall be terminated as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to the Base Salary through the date of such termination. All unvested options shall be forfeited, and vested options may be exercised by the Employee's representative at any time within one hundred eighty (180) days of Employee's death, and thereafter such options shall be terminated.

          (f)  If Employee's employment hereunder shall be terminated as a result of Employee's incapacity (as described in Section 9(a)(iv)), Employee shall be entitled to the Base Salary through the date of termination. All unvested options shall be forfeited, and vested options may be exercised by Employee, or the Employee's representative, if applicable, at any time within one hundred eighty (180) days of the date of termination, and thereafter such options shall be terminated.

          (g) If Employee's employment hereunder shall be terminated by Employee due to a material breach by Company (as described in Section 9(b)) prior to the expiration of the Term, Employee shall be entitled to receive Employee's Base Salary for the remainder of the Term, paid out over the remainder of the Term in accordance with Company's standard payroll practices for currently employed employees. In addition, all of Employee's unvested options shall become immediately vested and exercisable.

          (h) Employee's rights under this Section 9 are Employee's sole and exclusive rights against Company, or its affiliates, and Company's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for the early termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Company for any sums other than those sums specified in this Section 9. If Employee breaches this covenant, Company shall be entitled to recover from Employee all sums expended by Company (including costs and attorneys' fees) in connection with such suit, claim, demand or cause of action.

          (i)  Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations.

    3.  Options.  As a long term incentive to Employee, and in addition to those Options granted under the Original Agreement, Company shall grant to Employee non-qualified options (the "Additional Options") to acquire One Hundred Thousand (100,000) shares of Company's common stock (the "Common Stock"). The Additional Options shall have an exercise price equal to Two Dollars ($2.00) per share of Common Stock. The Additional Options shall vest at a rate of twenty percent (20%) per year with the first twenty percent (20%) vesting on the first anniversary of the Amendment Effective Date and an additional twenty percent (20%) vesting on each of the four (4) anniversaries thereafter (each anniversary being a "Vesting Date"); provided that the Additional Options shall not vest on the Vesting Dates if Employee is not employed by Company on such Vesting Dates. The terms of the Additional Options shall be specified in an Option Agreement between Company and Employee.

    4.  Integration.  To the extent of any inconsistencies between the terms and conditions of the Original Agreement and those of this Amendment, this Amendment shall govern. Except to the extent that the provisions of the Original Agreement are so superseded, they shall remain in full force and effect.

    5.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    IN WITNESS WHEREOF, Company and Employee have executed this Amendment as of the date first above written.

GEOPETRO RESOURCES COMPANY

By:	Stuart Doshi	DAVID V. CREEL
Title:	President

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  EXHIBIT 10.23
DAVID V. CREEL EMPLOYMENT AGREEMENT DATED JUNE 15, 2000